Exhibit 10.3

March 18, 2020

Dr. Yves Ribeill

c/o Calyxt, Inc.

2800 Mount Ridge Road
Roseville, Minnesota 55113

Dear Yves:

On behalf of Calyxt, Inc., (the “Company”), I am pleased to notify you of the compensation adopted by the Board of Directors of the Company in connection with your service as Executive Chair of the Board of Directors (the “Executive Chair”), which commenced on February 19, 2021 (the “Effective Date”) and will end on the date you cease to serve as the Company in an executive officer capacity (such period, the “Term”).

As compensation for your service, on the 1st day of each calendar month during the Term, commencing with April 1, 2021, the Company shall grant you Restricted Stock Units (“RSUs”) with a grant date value of $50,000.00 per month and subject to the vesting conditions described below. The first RSU award on April 1, 2021 will include the pro rata February 2021 and March 2021 $50,000.00 value in addition to the $50,000.00 value.  In addition, as an incentive bonus, the Company will grant you RSUs with a grant date value of $200,000.00, with the grant date of such RSUs being the effective date of an employment agreement appointing a permanent Chief Executive Officer of the Company (the “CEO Start Date”) and subject to the vesting conditions described below.

The vesting schedule for all RSUs granted as set forth in the immediately preceding paragraph shall be as follows:

•	One-third (1/3) shall vest on the CEO Start Date;
•	One-third (1/3) shall vest on the six-month anniversary of the CEO Start Date; and
•	The remainder shall vest on the one-year anniversary of the CEO Start Date.

All terms and conditions of such RSUs not otherwise set forth in this notice will be governed by the Company’s equity incentive plan.

While you will not receive a cash salary, you will be eligible for a cash bonus (a “Cash Bonus”), as follows. In the event that the Company’s balance of cash and cash equivalents as of December 31, 2021, is between $36 million (inclusive) and $55 million (exclusive), you will receive a cash bonus of $250,000.00. In the event that the Company’s balance of cash and cash equivalents as of December 31, 2021, is greater than, or equal to, $55 million, you will receive a cash bonus of $500,000.00 (the “Target”). If either of

2800 Mount Ridge Road, Roseville, MN 55113   (651) 683-2803   www.calyxt.com

preceding conditions are satisfied as of December 31, 2021, the applicable Cash Bonus would be payable regardless of whether December 31, 2021 falls within the Term.

If a Change in Control occurs prior to the one-year anniversary of the CEO Start Date, the RSUs granted as set forth above will vest in accordance with the applicable award agreement.  If a Change in Control occurs prior to December 31, 2021, the Cash Bonus will be paid at the Target level of $500,000.00.

The Company shall have sole discretion to modify any compensation terms described in this letter at any time.

“Change of Control”– means the occurrence of any of the following after the Effective Date:

i.

a sale, transfer or disposition of all or substantially all of the Company’s assets other than to (A) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (B) a corporation or other entity owned directly or indirectly by the holders of capital stock of the Company in substantially the same proportions as their ownership of Common Stock, or (C) an Excluded Entity (as defined in subsection (ii) below); or

ii.

any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction with or into another corporation, entity or person in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding in the continuing entity or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction (an “Excluded Entity”); or

iii.

any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than a Current Parent or another Person that is controlled by a Current Parent, of more than fifty percent (50%) of the total outstanding equity interests in or voting securities of the Company, excluding any transaction that is determined by the Board in its reasonable discretion to be a bona fide capital raising transaction.

Notwithstanding anything stated herein, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation, or to create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction.

Sincerely,

/s/ Chris Neugent, Chair of Compensation Committee